EX-99.(j)(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use of our report dated March 24, 2021, except for the Notes to that report the date for which is May 14, 2021, with respect to the financial statements of the Puerto Rico Diversified Tax Managed Total Return IRA Trust in the Statement of Additional Information included in the Registration Statement (Form N-1A) of DGI Investment Trust to be filed with the Securities and Exchange Commission in this Pre-Effective Amendment No. 2 to the Registration Statement under the Securities Act of 1933 (File No. 333- 252816).

/s/ FPV & Galíndez LLC

San Juan, Puerto Rico
May 18, 2021